FOR IMMEDIATE RELEASE:	February 16, 2006
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM
AETRIUM REPORTS PROFITABLE FOURTH QUARTER ON 51%
SEQUENTIAL REVENUE GROWTH
St. Paul, Minn (2/16/06)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for the fourth quarter and fiscal year ended December 31, 2005.
Revenue for the fourth quarter of 2005 was $5,596,000, up 51% sequentially from revenue of $3,701,000 for the third quarter of 2005, and up 2% from revenue of $5,468,000 for the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $12,000, or $.00 per diluted share. Net loss for the fourth quarter of 2004 was $134,000, or $.01 per share.
Revenue for 2005 was $16,407,000, down 41% from revenue of $27,789,000 for 2004. Net loss for 2005 was $1,921,000 or $.20 per share, compared to net income for 2004 of $3,403,000 or $.34 per diluted share.
“The semiconductor equipment industry continued to move forward in the fourth quarter of 2005, as the semiconductor industry set a new unit volume high and available capacity, particularly in the test and assembly end of the semiconductor industry, remained very tight,” said Joseph C. Levesque, president and chief executive officer. “As a result, order rates accelerated during the quarter, leading to bookings substantially above revenue and a backlog at the end of the year of about $8.1 million. New equipment orders were strongest for our newest products configured for newer generation IC packages and wafer processes, areas in which there continues to be little or no excess production capacity and where we believe that end user demand is growing at the fastest rate. Industry analysts are forecasting that the current favorable conditions will continue through 2006, and we believe we are positioned to take full advantage of these growth opportunities.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2004.
Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits (ICs) and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minn. and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$5,596	$5,468	$16,407	$27,789
Cost of goods sold	2,899	2,513	8,316	12,000

Gross profit	2,697	2,955	8,091	15,789

Gross profit percent	48.2%	54.0%	49.3%	56.8%

Operating expenses:
Selling, general and administrative	1,865	1,980	7,058	8,728
Research and development	890	931	3,125	3,593

Total operating expenses	2,755	2,911	10,183	12,321

Income (loss) from operations	(58)	44	(2,092)	3,468
Interest income (expense), net	40	22	141	62
Other income (expense), net	—	(202)	—	(75)

Income (loss) before income taxes	(18)	(136)	(1,951)	3,455
Income tax benefit (expense)	30	2	30	(52)

Net income (loss)	$12	$(134)	$(1,921)	$3,403

Income (loss) per common share:
Basic	$0.00	$(0.01)	$(0.20)	$0.35
Diluted	$0.00	$(0.01)	$(0.20)	$0.34

Weighted average common shares outstanding:
Basic	9,642	9,627	9,634	9,589
Diluted	9,977	9,627	9,634	10,113

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	December 31,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$4,134	$7,268
Accounts receivable, net	4,742	3,538
Inventories — operations	8,357	8,201
Inventories — shipped equipment subject to revenue deferral	435	293
Other current assets	80	175

Total current assets	17,748	19,475

Property and equipment, net	276	403

Identifiable intangible assets, net	343	879
Other assets	78	78

Total assets	$18,445	$20,835

Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt	$35	$33
Trade accounts payable	1,651	1,571
Accrued liabilities	1,088	1,658

Total current liabilities	2,774	3,262

Long-term debt, less current portion	98	133

Shareholders’ equity	15,573	17,440

Total liabilities and shareholders’ equity	$18,445	$20,835